Exhibit 99.1

BioTime, Inc. Subsidiary OncoCyte Corporation Initiates Clinical Development of Bladder Cancer Diagnostics in the United States and China

- PanC-Dx™ Markers to be Tested Include Those Recently Awarded Patent Protection -

ALAMEDA, Calif.--(BUSINESS WIRE)--January 27, 2014--BioTime, Inc. (NYSE MKT: BTX) and its subsidiary OncoCyte Corporation today announced that OncoCyte has initiated clinical development of its bladder cancer diagnostic test in both the United States and China. In the United States, OncoCyte has entered into a Clinical Trial Agreement with a leading medical institution with an international reputation for excellence and discovery, while in China, OncoCyte has entered into a Fee-for-Service Agreement with China Medicine Inc., a contract research organization serving nine major medical institutions, including top-ranked university hospitals in Shanghai and Wuhan.

The goal of these clinical studies is the testing of OncoCyte’s proprietary diagnostic technology in the most common type of bladder cancer; namely, urothelial carcinoma (UC) (previously designated transitional cell carcinoma). Investigators in the collaborating institutions are collecting urine samples from patients at time of bladder cancer diagnosis as well as from those with a risk for recurrent disease. In certain cases, current standard-of-care diagnostic strategies such as the cellular microscopic analysis of the urine samples will be compared with OncoCyte’s proprietary markers. A statistical analysis of these and other results will be performed to determine the overall relative performance of OncoCyte’s PanC-Dx™ markers. Completion of these studies is expected by late 2014.

PanC-Dx™ is a class of non-invasive cancer diagnostics based on OncoCyte’s proprietary set of cancer markers. These markers were discovered by OncoCyte scientists through an analysis of broad gene expression patterns in numerous cancer types. The markers are the subject of claims in numerous patent applications filed in the United States and abroad, as well as the recently awarded Australian patent entitled “Methods and compositions for the treatment and diagnosis of bladder cancer.” The ability of the markers tested in the studies to determine the absence, presence, or progression of UC in patients will determine the specific nature of the bladder cancer test to be developed and the regulatory approval pathway that OncoCyte will pursue.

UC constitutes more than 90% of bladder cancers in the Americas, Europe and Asia. Although most patients with bladder cancer can be treated with organ-sparing chemotherapy, UC has a relapse rate of nearly 70% and can progress to invasive, metastatic, and lethal disease. The regular surveillance and treatment of recurrent disease from the time of diagnosis for the remainder of a patient’s life makes UC the most costly malignancy on a per patient basis. The problem is amplified because the standard of care for surveillance - microscopic assessment of urinary cytology specimens – often lacks the sensitivity sufficient to ever declare a patient truly disease free. While cytology does have a very high positive predictive value (low false positive rate), it has a low negative predictive value and a high indeterminate rate. Patients who have indeterminate urine cytology results commonly undergo cystoscopy, which is painful, time consuming, costly, and unnecessary in many cases since a neoplasm is often not present. In UC, as in virtually all other cancers, earlier and more accurate diagnosis, including diagnosis of disease recurrence, is generally associated with better outcomes and lower cost.

Overall markets for bladder cancer diagnostics are large and growing. Based on National Cancer Institute statistics released in 2012, it is estimated that in 2013 over 72,000 new cases of bladder cancer would occur in the United States and a total of over 550,000 men and women alive would have a history of bladder cancer and be subject to recurrence surveillance testing using cystoscopy or urine cytology. Based on data released in 2012, the overall incidence of bladder cancer in China is 6.1 cases per 100,000 individuals; a number expected to increase markedly in the next two decades. It is estimated that the annual number of urine cytological analyses performed in the U.S. is over 1.5 million, with more than 3 million tests performed annually in the developed world.

“There is a large and growing need for more sensitive, cost-effective, and less invasive methods to detect and monitor cancer in humans, particularly in bladder cancer. We look forward to working with our clinical investigators in the United States and China, a group that includes key opinion leaders experienced in diagnostic product development, in hopes of developing a superior test for new and recurrent bladder cancer,” said Joseph Wagner, PhD, OncoCyte’s Chief Executive Officer.

About OncoCyte Corporation

OncoCyte, a majority-owned subsidiary of BioTime, Inc., is developing novel products for the diagnosis and treatment of cancer in order to improve the quality and length of life of cancer patients. Based on large unmet need, market size, and data generated thus far from patient sample screening, OncoCyte is initially focusing its efforts on developing PanC-Dx™ diagnostic products for use in detecting breast, bladder, and lung cancers. PanC-Dx™ is a class of non-invasive cancer diagnostics based on a proprietary set of cancer markers characterized, in part, by broad gene expression patterns in numerous cancer types. The PanC-Dx™ biomarkers were discovered as a result of ongoing research within OncoCyte and BioTime on the gene expression patterns associated with embryonic development. This research has demonstrated that many of the same genes associated with normal growth during development are abnormally reactivated by cancer cells. These genes regulate such diverse processes as cell proliferation, cell migration and blood vessel formation. Many of these genes have not been previously associated with cancer. Moreover, expression of a large subset of these genes is conserved across numerous cancer types (e.g. cancers of the breast, colon, ovaries, etc.), suggesting these genes may control fundamental processes during cancer growth and progression. In addition to their potential value in developing diagnostic biomarkers, an understanding of the pattern of expression of these genes may also enable the development of powerful new cancer therapeutics that target rapidly proliferating cancer cells.

About BioTime, Inc.

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem™ progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

• Asterias Biotherapeutics, Inc. is a new subsidiary which has acquired the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.

• OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.

• Cell Cure Neurosciences Ltd. (“Cell Cure Neurosciences”) is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.

• LifeMap Sciences, Inc. (“LifeMap Sciences”) markets, sells and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database.

• ES Cell International Pte Ltd., a Singapore private limited company, developed clinical and research grade hES cell lines and plans to market those cell lines and other BioTime research products in over-seas markets as part of BioTime’s ESI BIO Division.

• OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.

• ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Lesley Stolz, 510-521-3390 ext. 367
Executive Vice President Corporate Development
lstolz@biotimemail.com
or
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com